Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Second Quarter

TEANECK, N.J., February 10, 2015 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its second quarter ended December 31, 2014.

•	Highlights for the December 2014 quarter (compared to the December 2013 quarter)

-	Net sales of $189 million, an increase of 9%

-	Adjusted EBITDA of $25 million, an increase of 12%

-	Adjusted diluted EPS of $0.35

COMMENTARY

Commenting on the quarter, Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer, said, “Our Animal Health and Mineral Nutrition businesses continued their sales and earnings growth, resulting in another quarter of solid performance. Looking to the future, we are excited about our entry into the swine vaccine market through our recent agreements with MJ Biologics, Inc.”

QUARTERLY RESULTS

Net sales

Net sales of $188.7 million increased $15.9 million, or 9%, for the three months ended December 31, 2014, as compared to the three months ended December 31, 2013, due to growth in Animal Health and Mineral Nutrition of $10.8 million and $8.1 million, respectively, offset by declines in Performance Products of $3.0 million.

Animal Health

Net sales of $118.8 million grew $10.8 million, or 10%, primarily due to volume growth. Medicated Feed Additives (“MFAs”) and other grew $7.3 million, or 9%, primarily due to volume growth in international markets. Nutritional specialty products grew $4.4 million, or 27%, primarily due to U.S. volume growth of our products for the dairy industry and their introduction in select European countries. Vaccines declined $0.9 million, or 8%, principally from volume declines due to international product registration delays, offset in part by U.S. volume growth.

Mineral Nutrition

Net sales of $58.7 million increased $8.1 million, or 16%. Increased volumes accounted for approximately two-thirds of the sales growth, as current market conditions improved demand for certain trace mineral products. The remainder of the sales increase was due to increased average selling prices due to higher underlying raw material commodity prices.

Performance Products

Net sales of $11.2 million decreased $3.0 million, or 21%, primarily as a result of lower volumes of copper-based products due to reduced industrial demand. Lower volumes of personal care products also contributed to the decrease. Net sales also declined due to lower average selling prices related to reduced underlying raw material commodity prices.

Gross profit

Gross profit of $56.1 million increased $5.0 million, or 10%, to 29.7% of net sales, with a majority of the improvement coming from Animal Health. Animal Health gross profit increased $5.3 million, with approximately $4.3 million due to volume growth and favorable product mix and $1.3 million due to higher average selling prices and other items, partially offset by $0.3 million of higher product costs. Within Animal Health, MFAs and other contributed $3.3 million of the increase due to volume growth and average selling prices, partially offset by higher unit costs, nutritional specialty products contributed $2.9 million of the increase primarily due to volume growth, higher average selling prices and lower unit costs from improved operating efficiencies and vaccines gross profit decreased $0.9 million principally due to volume declines and product mix. Mineral Nutrition gross profit increased $1.0 million due to higher average selling prices and higher volumes, partially offset by higher product costs. Performance Products gross profit decreased $1.1 million due to lower average selling prices and lower volumes.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses of $36.3 million increased $2.2 million, or 6%. Animal Health accounted for $1.4 million of the increase, driven by sales and marketing and development spending. Selling headcount and related marketing support increased to support MFA and vaccine initiatives and the expansion of our products to the dairy industry. Development spending focused on product lifecycle extensions. Corporate expenses accounted for $0.8 million of the increase due to salary and wage-related costs and professional fees, in part related to the costs of being a public company.

Adjusted EBITDA

Adjusted EBITDA of $25.0 million increased $2.7 million, or 12%. Animal Health adjusted EBITDA increased $3.8 million, or 15%, due to sales growth and increased gross profit, partially offset by increased SG&A expenses. Mineral Nutrition increased $0.9 million, or 30%, due to higher sales volumes and improved operating margins. Performance Products decreased $0.9 million, or 85%, due to lower sales volumes. Corporate expense increased $1.0 million due to increases in salary and wage-related costs and professional fees, in part related to the costs of being a public company.

Interest expense, net

Interest expense, net, of $3.5 million decreased $5.2 million due to the net result of issuing the Term B Loan and Revolving Credit Facility in April 2014, retiring the Mayflower Term Loan, the BFI Term Loan and the Domestic Senior Credit Facility in April 2014 and redeeming the 9.25% Senior Notes in May 2014.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended December 31, 2014, amounted to net gains of $1.0 million, as compared to $1.2 million in net losses for the three months ended December 31, 2013. Foreign currency gains in the current period were primarily due to the movement of Brazil, Mexico and Belgium currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

Provision for income taxes

Income taxes of $1.9 million were recorded on consolidated pre-tax income of $17.3 million, a 10.9% effective tax rate. The tax provision is comprised primarily of income taxes relating to profitable foreign jurisdictions. The provision for income taxes on domestic pre-tax income was substantially offset by the utilization of domestic net operating losses that previously had been offset by a valuation allowance.

Adjusted diluted EPS

Adjusted diluted EPS was $0.35 for the quarter, compared with $0.34 last year on a pro forma adjusted basis. The pro forma adjustments to last year reflect the effects of our April 2014 initial public offering and refinancing. The pro forma adjustments assume the additional common shares and the refinancing occurred at the beginning of the periods.

BALANCE SHEET AND CASH FLOWS

•	2.8x leverage ratio at December 31, 2014

-	$289 million total debt

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-	$102 million LTM adjusted EBITDA

•	$21 million cash on hand at December 31, 2014

•	$5 million net cash flow before financing for the quarter

•	Financing activities

-	$3.9 million quarterly dividend paid

-	$0.8 million scheduled debt reduction

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call at 4:30 PM (EST) on Tuesday, February 10, 2015, during which the company will review second quarter financial results and respond to questions.

Details for the webcast and conference call:

Date:	Tuesday, February 10, 2015

Time:	4:30 PM EST

Location:	http://investors.pahc.com

	U.S. Toll-Free:	+1 (877) 853-5634
	International Toll:	+1 (315) 625-6893
	Conference ID:	36051105

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website until approximately May 15, 2015.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements, which reflect Phibro’s current views with respect to business plans or prospects, future operating or financial performance, expectations regarding future use of cash and dividend payments, and other future events. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

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Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income and pro forma adjusted diluted earnings per share, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report Adjusted Net Income to portray the results of our operations prior to considering certain income statement elements. We report pro forma adjusted diluted earnings per share to reflect the pro forma effects of the IPO and refinancing on all periods presented. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Six Months
For the Periods Ended December 31	2014	2013	Change		2014	2013	Change
	(in millions, except per share amounts)

Net sales	$188.7	$172.7	$15.9	9%	$376.1	$335.0	$41.2	12%
Gross profit	56.1	51.2	4.9	10%	116.4	100.7	15.7	16%
Selling, general and administrative expenses	36.3	34.1	2.2	6%	71.5	67.3	4.3	6%
Operating income	19.8	17.0	2.8	16%	44.9	33.4	11.5	34%
Interest expense, net	3.5	8.7	(5.2)	(60)%	7.0	17.5	(10.4)	(60)%
Foreign currency (gains) losses, net	(1.0)	1.2	(2.2)	*	(2.2)	1.8	(4.0)	*
Income before income taxes	17.3	7.1	10.2	142%	40.1	14.1	26.0	183%
Provision for income taxes	1.9	4.8	(2.9)	(61)%	4.2	6.0	(1.8)	(30)%
Net income	$15.4	$2.3	$13.1	569%	$35.9	$8.1	$27.7	341%

Net income per share
basic	$0.40	$0.08			$0.92	$0.27
diluted	$0.39	$0.08			$0.90	$0.27

Weighted average common shares outstanding
basic	39.0	30.5			38.9	30.5
diluted	39.8	30.5			39.7	30.5

Ratio to net sales
Gross profit	29.7%	29.6%			30.9%	30.1%
Selling, general and administrative expenses	19.2%	19.8%			19.0%	20.1%
Operating income	10.5%	9.9%			11.9%	10.0%
Income before income taxes	9.2%	4.1%			10.7%	4.2%
Net income	8.2%	1.3%			9.5%	2.4%
Effective tax rate	10.9%	67.7%			10.5%	42.4%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Six Months
For the Periods Ended December 31	2014	2013	Change		2014	2013	Change
	(in millions)
Net Sales
MFAs and other	$87.4	$80.0	$7.3	9%	$168.2	$158.0	$10.2	6%
Nutritional specialties	20.8	16.4	4.4	27%	40.3	30.6	9.7	32%
Vaccines	10.6	11.5	(0.9)	(8)%	27.5	20.6	7.0	34%
Animal Health	118.8	108.0	10.8	10%	236.0	209.1	26.9	13%
Mineral Nutrition	58.7	50.6	8.1	16%	114.2	96.8	17.4	18%
Performance Products	11.2	14.1	(3.0)	(21)%	25.9	29.0	(3.1)	(11)%
Total	$188.7	$172.7	$15.9	9%	$376.1	$335.0	$41.2	12%

Adjusted EBITDA
Animal Health	$28.3	$24.5	$3.8	15%	$60.8	$48.6	$12.1	25%
Mineral Nutrition	3.8	2.9	0.9	30%	7.2	5.3	1.9	36%
Performance Products	0.2	1.1	(0.9)	(85)%	1.2	2.2	(1.0)	(46)%
Corporate	(7.2)	(6.2)	(1.0)	*	(13.7)	(12.3)	(1.4)	*
Total	$25.0	$22.3	$2.7	12%	$55.5	$43.9	$11.6	26%

Ratio to segment net sales
Animal Health	23.8%	22.7%			25.7%	23.3%
Mineral Nutrition	6.4%	5.7%			6.3%	5.5%
Performance Products	1.5%	7.8%			4.6%	7.6%
Corporate (1)	(3.8)%	(3.6)%			(3.6)%	(3.7)%
Total (1)	13.3%	12.9%			14.8%	13.1%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$15.4	$2.3	$13.1	569%	$35.9	$8.1	$27.7	341%
Interest expense, net	3.5	8.7	(5.2)	(60)%	7.0	17.5	(10.4)	(60)%
Provision for income taxes	1.9	4.8	(2.9)	(61)%	4.2	6.0	(1.8)	(30)%
Depreciation and amortization	5.2	5.3	(0.1)	(1)%	10.6	10.5	0.1	1%
EBITDA	26.0	21.1	4.9	23%	57.7	42.1	15.6	37%
Foreign currency (gains) losses, net	(1.0)	1.2	(2.2)	*	(2.2)	1.8	(4.0)	*
Adjusted EBITDA	$25.0	$22.3	$2.7	12%	$55.5	$43.9	$11.6	26%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Adjusted Net Income

	As Reported		Adjustments		Adjusted
For the Three Months Ended December 31	2014	2013	2014	2013 (1)	2014	2013 (1)
	(in millions, except per share amounts)

Net sales	$188.7	$172.7	$-	$-	$188.7	$172.7
Gross profit	56.1	51.2	-	-	56.1	51.2
Selling, general and administrative expenses(2)	36.3	34.1	(1.1)	(1.2)	35.2	32.9
Operating income	19.8	17.0	1.1	1.2	20.8	18.2
Interest expense, net	3.5	8.7	-	(5.3)	3.5	3.4
Foreign currency (gains) losses, net	(1.0)	1.2	1.0	(1.2)	-	-
Income before income taxes	17.3	7.1	0.0	7.7	17.3	14.8
Provision for income taxes(3)	1.9	4.8	1.3	(3.6)	3.2	1.3
Net income	$15.4	$2.3	$(1.3)	$11.3	$14.1	$13.6

Net income per share - diluted	$0.39	$0.08			$0.35	$0.34

Weighted average common shares outstanding - diluted(4)	39.8	30.5	-	9.0	39.8	39.5

For the Six Months Ended December 31
Net sales	$376.1	$335.0	$-	$-	$376.1	$335.0
Gross profit	116.4	100.7	-	-	116.4	100.7
Selling, general and administrative expenses(3)	71.5	67.3	(2.1)	(2.6)	69.4	64.7
Operating income (loss)	44.9	33.4	2.1	2.6	47.0	36.0
Interest expense, net	7.0	17.5	-	(10.6)	7.0	6.8
Foreign currency (gains) losses, net	(2.2)	1.8	2.2	(1.8)	-	-
Income (loss) before provision (benefit) for income taxes	40.1	14.1	(0.1)	15.0	40.0	29.2
Provision (benefit) for income taxes(4)	4.2	6.0	1.4	(2.2)	5.7	3.8
Net income	$35.9	$8.1	$(1.5)	$17.2	$34.4	$25.3

Net income per share - diluted	$0.90	$0.27			$0.87	$0.64

Weighted average common shares outstanding - diluted(5)	39.7	30.5	-	9.0	39.7	39.5

(1)2013 includes pro forma adjustments to reflect the effects of our initial public offering and refinancing.

(2)Adjustments to selling, general and administrative expense include intangible amortization of $1.1 and $1.2 and stock-based compensation of $0.0 and less than $0.1 for the three months ended December 31, 2014 and 2013, respectively.

(3)Adjustments to selling, general and administrative expense include intangible amortization of $2.1 and $2.5 and stock-based compensation of $0.0 and less than $0.1 for the six months ended December 31, 2014 and 2013, respectively.

(4)We adjust the provision for income taxes to reflect cash income taxes paid in the period.

(5) Prior year weighted average diluted shares are pro forma for our IPO and are based on a $19.01 market price, equal to the average for April 11-June 30, 2014.

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Six Months
For the Periods Ended December 31	2014	2013	Change	2014	2013	Change
	(in millions)

Adjusted EBITDA	$25.0	$22.3	$2.7	$55.5	$43.9	$11.6
Interest paid	(3.3)	(1.4)	(1.8)	(6.6)	(16.8)	10.2
Income taxes paid	(3.2)	(1.3)	(2.0)	(5.7)	(3.8)	(1.8)
Changes in operating assets and liabilities and other items	(10.1)	(3.0)	(7.1)	(17.5)	(6.9)	(10.6)
Net cash provided (used) by operating activities	$8.4	$16.6	$(8.2)	$25.8	$16.4	$9.4

Capital expenditures	$(3.8)	$(5.5)	$1.8	$(7.7)	$(9.8)	$2.0
Other investing	0.8	0.0	0.8	0.8	0.0	0.8
Net cash provided (used) by investing activities	$(3.0)	$(5.5)	$2.6	$(6.9)	$(9.8)	$2.8

Net cash flow before financing activities	$5.4	$11.1	$(5.6)	$18.8	$6.6	$12.2

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer

+1-201-329-7300

or

investor.relations@pahc.com

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